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                                                                  Exhibit 3.2

                            CERTIFICATE ELIMINATING
                            SERIES A PREFERRED STOCK
                                    FROM THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 ENAMELON, INC.


                  Pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State Delaware, it is hereby certified that:

         1. The name of the Corporation (hereinafter referred to as the "Corporation") is Enamelon, Inc.

         2. The designation of the series of Preferred Stock of the Corporation to which this certificate relates is Series A Preferred Stock (the "Series A Preferred Stock").

         3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the Corporation. A certificate setting forth such resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the general Corporation Law of the State of Delaware.

         4. The Board of Directors of the Corporation has adopted the following resolution:

                  WHEREAS, none of the authorized shares of Series A Preferred Stock of the Corporation are outstanding; and

                  WHEREAS, by its terms none of the Series A Preferred Stock of the Corporation can or will be issued, and

                  NOW, THEREFORE, be it

                  RESOLVED, that all reference in the Certificate of Incorporation of the Corporation to series A Preferred Stock be eliminated; and be it further

                  RESOLVED, that the proper officers of the Corporation be, and each of them hereby is authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the Corporation all reference to Series A Preferred Stock.

                  Signed on August 13, 1998.


                                       ----------------------------------
                                       Dr. Steven R. Fox
                                       Chairman of the Board of Directors



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